UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/27/2008

Cytec Industries Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-12372

Delaware	22-3268660
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Five Garret Mountain Plaza
West Paterson, NJ 07424
(Address of principal executive offices, including zip code)

(973) 357-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 27, 2008, Mr. David Lilley, our Chairman and Chief Executive Officer, and the Company's Board of Directors announced the election of Mr. Shane D. Fleming as President and Chief Operating Officer of Cytec effective that date. The position of Chief Operating Officer is a new position. Mr. Fleming, age 49, has been the President - Cytec Specialty Chemicals since October 2005. Prior thereto, he served as President of Cytec Performance Specialties, Vice President, Phosphine and Mining Chemicals and other executive positions in Cytec's specialty chemicals business for more than three years. In connection with his election as President and Chief Operating Officer, Mr. Fleming's base salary was increased to an annual rate of $550,000 and his annual incentive target percentage was increased to 80% of his base pay to be determined on a pro rata basis for the year. He was also awarded 11,250 stock appreciation rights and an additional performance cash award, which he has elected to convert to performance stock. Up to 5,445 shares of Cytec common stock may be paid to Mr. Fleming under the award depending on the Company's adjusted earnings per share and return on invested capital in 2010 relative to specified targets. Prior to Mr. Fleming's election, Mr. Lilley had served as Chairman, President and Chief Executive Officer.

The Board of Directors also announced the election of Mr. Frank Aranzana to succeed Mr. Fleming as President - Cytec Specialty Chemicals. Mr. Aranzana joined Cytec Industries as part of the acquisition of the UCB chemicals business, and most recently has been Vice President of Cytec Surface Specialties. In connection with his election, he was awarded a performance cash award, which he has elected to convert to performance stock. Up to 2,307 shares of Cytec common stock may be paid to Mr. Aranzana under the award depending on the Company's adjusted earnings per share and return on invested capital in 2010 relative to specified targets.

A copy of our June 27, 2008, press release announcing Mr. Fleming's and Mr. Aranzana's elections is furnished as Exhibit 99.1 hereto

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: June 27, 2008	By:	/s/ Roy Smith
Roy Smith
Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated June 27, 2007